Exhibit 10.19

ALERIS INTERNATIONAL, INC.

DEFERRED COMPENSATION AND

RETIREMENT BENEFIT RESTORATION PLAN

Effective January 1, 2009

ALERIS INTERNATIONAL, INC.

DEFERRED COMPENSATION AND

RETIREMENT BENEFIT RESTORATION PLAN

ARTICLE 1 DEFINITIONS		6
1.1	“Account”	6
1.2	“Affiliate”	6
1.3	“Aggregate Deferral”	6
1.4	“Beneficiary”	6
1.5	“Board of Directors”	6
1.6	“Change in Control”	6
1.7	“Code”	8
1.8	“Company”	8
1.9	“Compensation”	8
1.10	“Committee”	10
1.11	“Deferral”	10
1.12	“Deferred Compensation Ledger”	10
1.13	“Disability	10
1.14	“ERISA”	10
1.15	“Investment Fund”	10
1.16	“Key Employee”	10
1.17	“Participant”	10
1.18	“Participation Service”	10
1.19	“Plan”.	11
1.20	“Plan Year”	11
1.21	“Trust”	11
1.22	“Unforeseeable Emergency”	11
1.23	“Valuation Date”	11

ARTICLE 2 ELIGIBILITY		12

ARTICLE 3 CONTRIBUTIONS		13
3.1	Deferrals	13
3.2	Restoration Deferrals	13
3.3	Restoration Matching Contributions	13
3.4	Restoration Retirement Accrual Account	13
3.5	Restoration Company Accrual Contributions	14
3.6	Deferral Elections	14
3.7	Deferral Elections on Performance Incentive-Compensation	14

ARTICLE 4 ACCOUNT		16
4.1	Establishing a Participant’s Account	16
4.2	Deferral Account	16
4.3	Restoration Deferral Account	16

4.4	Restoration Company Match Account	16
4.5	Restoration Company Accrual Account	16
4.6	Adjustment of Participant’s Account	16
4.7	Investment Funds	17
4.8	Investment Fund Elections	17
4.9	No Warranties	17

ARTICLE 5 VESTING		18
5.1	Deferrals	18
5.2	Death, Disability or Change in Control	18
5.3	Severance Benefit	18
5.4	Forfeitures	18

ARTICLE 6 DISTRIBUTIONS		19
6.1	Distributions	19
6.2	Death	19
6.3	Disability	19
6.4	Separation from Service Prior to Death or Disability	20
6.5	Specified Date or Fixed Schedule	20
6.6	Unforeseeable Emergency	20
6.7	Change in Control	21
6.8	Form and Time of Payments	21
6.9	Responsibility for Distributions and Withholding of Taxes	22
6.10	Distribution Determination Date	22

ARTICLE 7 ADMINISTRATION		23
7.1	Committee Appointment	23
7.2	Committee Organization and Voting	23
7.3	Powers of the Committee	23
7.4	Committee Discretion	24
7.5	Annual Statements	24
7.6	Reimbursement of Expenses	24

ARTICLE 8 AMENDMENT AND/OR TERMINATION		25
8.1	Amendment or Termination of the Plan.	25
8.2	No Retroactive Effect on Awarded Benefits	25
8.3	Effect of Termination	25

ARTICLE 9 PAYMENT		26
9.1	Payments Under This Agreement Are the Obligation of the Company	26
9.2	Payments May Be Made to a Non-Qualified Trust	26
9.3	Participants Must Rely Only on General Credit of the Company	26
9.4	Plan Unfunded	26

ARTICLE 10 CLAIMS REVIEW		27
10.1	Claims for Benefits	27
10.2	Disability Benefit Claims Procedure	27

ARTICLE 11 MISCELLANEOUS		32
11.1	Limitation of Rights	32
11.2	Distributions to Incompetents or Minors	32
11.3	No Right of Employment	32
11.4	Indemnification	32
11.5	Nonalienation of Benefits	32
11.6	Reliance Upon Information	33
11.7	Severability	33
11.8	Notice	33
11.9	Gender and Number	33
11.10	Governing Law.	33
11.11	Effective Date	33

ARTICLE 12 ADOPTION OF PLAN BY OTHER EMPLOYERS		34
12.1	Adoption Procedure	34
12.2	Effect of Plan Amendment	34
12.3	Powers Reserved by Sponsor	34
12.4	Termination of Participation	34
12.5	Single Plan	35
12.6	No Joint Venture Implied	35

ALERIS INTERNATIONAL, INC.

DEFERRED COMPENSATION AND

RETIREMENT BENEFIT RESTORATION PLAN

WHEREAS, Aleris International, Inc. (“Company”) has sponsored a non-qualified deferred compensation plan known as the Aleris International, Inc. Deferred Compensation Plan (“Deferred Compensation Plan”) and a benefits restoration plan known as the Aleris International, Inc. Retirement Benefit Restoration Plan (“Benefit Restoration Plan”) desires to restate these two non-qualified plans for compliance with the changes required by Internal Revenue Code Section 409A and its underlying regulations as a single plan document as a non-qualified plan for a select group of management and highly compensated employees;

NOW, THEREFORE, Aleris International, Inc. hereby establishes the Aleris International, Inc. Deferred Compensation and Retirement Benefit Restoration Plan (“Plan”) effective on January 1, 2009, the terms of which are set forth in this document as it may be amended from time to time.

ARTICLE 1

DEFINITIONS

1.1 “Account” means all ledger accounts pertaining to a Participant which are maintained by the Committee to reflect the amount of deferred compensation due the Participant. The Committee shall establish the following Account and any additional Accounts that the Committee considers necessary.

(a)	Compensation Deferral Account - The Participant’s deferral, if any, between ten percent (10%) and fifty percent (50%) of the Participant’s base Compensation and the Participant’s deferral, if any, between ten percent (10%) and ninety-five percent (95%) of any incentive bonus paid to the Participant.

(b)	Restoration Deferral Account - The Participant’s deferral, if any, between one percent (1%) and five percent (5%) of the Participant’s base Compensation and the Participant’s deferral, if any, between one percent (1%) and five percent (5%) of any incentive bonus paid to the Participant.

(c)	Restoration Company Match Account - The Company’s matching accrual equal to a percentage of the Participant’s Restoration Deferral and includes an offset for the Company’s matching contributions made on behalf of a Participant under the Aleris 401(k) Plan.

(d)	Restoration Retirement Accrual Account - The Company’s retirement accrual equal to a age-derived percentage of the Participant’s Compensation

(e)	Restoration Company Accrual Account - The Company’s discretionary accrual equal to a percentage of the Participant’s Compensation.

1.2 “Affiliate” shall mean any business entity that is a member of the Company’s controlled group as determined under sections 414(b), (c) or (m) of the Code.

1.3 “Aggregate Deferral” means the amount of Compensation deferred as an elective contribution on behalf of the Participant under the Aleris 401(k) Plan and the amount of Compensation deferred as Restoration Deferrals pursuant to Section 3.2 below.

1.4 “Beneficiary” means a person or entity designated by the Participant under the terms of the Plan to receive a payment under the Plan upon the death of the Participant.

1.5 “Board of Directors” means the Board of Directors of the Company.

1.6 “Change in Control” means the occurrence of any of the following events:

(a)	Change in Ownership: A change in ownership of a corporation occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the corporation, excluding the acquisition of additional stock by a person or more than one person acting as a group who is considered to own more than 50% of the total fair market value or total voting power of the stock of the corporation.

(b)	Change in Effective Control: A change in effective control of a corporation occurs on the date that either: (i) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 35% or more of the total voting power of the stock of the corporation; or (ii) A majority of the members of the Board of Directors of the corporation is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election; provided, that this paragraph (ii) shall apply only to a corporation for which no other corporation is a majority shareholder.

(c)	Change in Ownership of Substantial Assets: A change in the ownership of a substantial portion of a corporation’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For this purpose, the Change in Control must relate to (i) a corporation that is the Employer of the Participant; (ii) a corporation that is liable for the payment of benefits under this Plan; (iii) a corporation that is a majority shareholder of the corporation described in (i) or (ii); or (iv) any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending with the corporation described in (i) or (ii). To the extent provided in regulations and administrative guidance promulgated under Section 409A of the Code, the provisions of this Section may be applied to changes in the ownership of a partnership and changes in the ownership of a substantial portion of the assets of a partnership. A Change in Control shall not be deemed to have occurred until a majority of the members of the Board of Directors adopt a written certification that one of the events set forth in this Section has occurred. The occurrence of an event described in this Section must be objectively determinable by the Board of Directors and, if made in good faith on the basis of information available at the time, such determination shall be conclusive and binding on the Board of Directors, the Employer, the Participants and their Beneficiaries for all purposes of the Plan.

1.7 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.8 “Company” means Aleris International, Inc.

1.9 “Compensation” means the total earnings, except as modified in this definition, paid or made available to a Participant by the Employer during any specified period.

“Earnings” in this definition means wages within the meaning of Code Section 3401(a) and all other payments of compensation to a Participant by the Employer (in the course of the Employer’s trade or business) for which the Employer is required to furnish the Participant a written statement under Code Section 6041(d), 6051((a)(3), and 6052. Earnings must be determined without regard to any rules under Code Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or services performed (such as the exception for agricultural labor in Code Section 3401(a)(2)). The type of compensation that is reported in the “Wages, Tips and Other Compensation” box on Form W-2 satisfies this definition. Notwithstanding anything to the contrary below, Compensation includes amounts received from an employee incentive plan or program, a gainsharing plan or program, or the Employer’s management incentive plan.

For purposes of determining the allocation or amount of:

Deferral Elections

Company Match Accrual

Retirement Accrual

Make-up Employer Accrual

Compensation shall exclude the following:

Sign-on bonuses

Retention bonuses

Relocation payments

Income associated with equity awards

Perquisite reimbursements

Travel and uniform allotments

Severance pay

Amounts allocated to or distributed for a Participant under a non-qualified deferred compensation plan

Stock Options

Payments associated with expatriate assignments

Discretionary bonuses to salaried Participants

Performance share units and performance units

Payments with respect to long term incentive plans

Payments with respect to employee referral programs

Compensation shall include any elective deferral (as defined in Code Section 402(g)(3)), and any amount which is contributed or deferred by the Employer at the election of the Participant and which is not includable in the gross income of the Participant by reason of Code Section 125.132(f)(4), or 457.

Payments made within 2 1/2 months after severance from employment will be Compensated if they are payments that, absent a severance from employment, would have been paid to the Participant while the Participant continued in employment with the Employer and are regular compensation for services during the Participant’s regular working hours, compensation for services outside the Participant’s regular working hours (such as overtime or shift differential), commission, bonuses, or other similar compensation, and payments for accrued bona fide sick, vacation, or other leave, but only if the Participant would have been able to use the leave if employment had continued. Any payments not described above are able to use the leave if employment had continued. Any payments not described above are not considered compensation if paid after severance of employment, even if paid within 2 1/2 months following severance from employment, except for payments to an individual who does not currently perform services for the Employer by reason of qualified military service (within the meaning of Code Section 414(u)(1)) to the extent these payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Employer rather than entering qualified military service.

Notwithstanding the foregoing, Compensation, for purposes of the Restoration Company Accrual credit as a discretionary contribution, means the base salary or wages for services rendered which are paid by the Employer to or for a Participant for a Plan Year which are subject to withholding for federal income tax purposes, plus the amount deferred by such Participant pursuant to an election made under a cafeteria plan maintained by the Employer and intended to comply with Code Section 125, or under a salary reduction fringe benefit transportation arrangement maintained by the Employer and intended to comply with Code Section 132(f)(4). For purposes of Restoration Company Accrual credits as a discretionary contribution, Compensation has no other inclusions or exclusions.

1.10 “Committee” means the persons who are from time to time serving as members of the committee administering the Plan. Unless otherwise designated by the Board of Directors, the Committee shall mean the Compensation Committee of the Board of Directors.

1.11 “Deferral” means the amount of Compensation deferred under Article 3 of the Plan in accordance with a deferral election made by a Participant.

1.12 “Deferred Compensation Ledger” means the ledger maintained by the Committee for each Participant which reflects the amount of Compensation deferred by the Participant under the Plan, Compensation and Restoration Deferrals, Restoration Company Match, Restoration Retirement Accrual, and the Restoration Company Accrual provided under the Plan, and the amount of earnings and losses credited on these amounts.

1.13 “Disability” means the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer. The Committee’s determination of a Participant’s Disability shall be in its sole discretion and shall be final.

1.14 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.15 “Investment Fund” means a hypothetical mutual fund or other investment option that is designated by the Committee for purposes of determining the amount of the Company’s deferred compensation obligation to a Participant under the Plan.

1.16 “Key Employee” means any employee or former employee (including any deceased employee) of the Company (or an entity that is a member of the Company’s controlled group as determined under sections 414(b), (c) or (m) of the Code) who at any time during the Plan Year that includes the determination date was an officer of the Company having Compensation greater than $130,000 (as adjusted under section 416(i)(1)(A)(i), (ii) or (iii) of the Code), a five-percent owner of the Company, or a 1-percent owner of the Company having Compensation of more than $150,000. For this purpose, Compensation means compensation within the meaning of section 415(c)(3) of the Code. The determination of who is a Key Employee shall be made in accordance with section 409A and section 416(i)(1) (without regard to paragraph (5) thereof) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

1.17 “Participant” means an employee of a Company who has been selected pursuant to Article II of the Plan to participate in the Plan.

1.18 “Participation Service” means the period or periods that a person is paid or is entitled to payment for performance of duties with the Company and Affiliate. For purposes of vesting, Participation Service begins on the date the Participant begins participating in the Plan and ends on the date of the Participant’s severance from employment with the Company and all Affiliates, each as determined by the Committee in its sole discretion. Only full years of Participation Service with the Company or an Affiliate shall be counted under the Plan. If a Participant is transferred from one Affiliate (including the Company) to another Affiliate (including the Company), his Participation Service shall not be interrupted and he shall continue to be in Participation Service for purposes of vesting. The employment records of the Company or Affiliate shall be conclusive for all determinations of Participation Service.

1.19 “Plan” means the Aleris International, Inc. Deferred Compensation and Retirement Benefit Restoration Plan set out in this document, as amended from time to time.

1.20 “Plan Year” means a one-year period which coincides with the calendar yea

1.21 “Trust” means the Aleris International, Inc. Deferred Compensation Trust should the Company, in its sole discretion, elect to adopt a non-qualified trust to hold the assets of this Plan.

1.22 “Unforeseeable Emergency” means a severe financial need resulting from either: (a) the sudden and unexpected illness or accident of the Participant or a Participant’s dependent within the meaning of Code §152(a); or (b) a casualty property loss. An unforeseen emergency distribution is not permissible if the Plan Administrator reasonably determines in its sole discretion that the Participant’s financial need can be relieved either through insurance proceeds, by liquidation of Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or by cessation of deferrals under this Plan. The Plan Administrator shall determine in its sole discretion whether the Participant’s circumstances constitute an unforeseen emergency. A Participant who requests and receives a distribution because of an unforeseen emergency shall be suspended from participation in elective Deferral contributions. The suspension shall commence immediately following receipt of the unforeseen emergency distribution and will last for six (6) months or the balance of the Participant’s participation in this Plan, whichever is less.

1.23 “Valuation Date” means the end of each business day.

ARTICLE 2

ELIGIBILITY

The employees eligible to participate in the Plan include the employees of the Company, who are in a select group of management or are highly compensated employees, as determined by the Committee. Employees holding the title of Vice President or above are eligible to participate in the Plan, as determined by the Chief Executive Officer. The Committee shall notify each Participant of the Participant’s eligibility to participate in the Plan. Each Participant in the Plan during a Plan Year shall continue to participate in the Plan unless the Committee shall have notified the Participant that the Participant will not be eligible to participate in the Plan. A former Participant who has been notified that the Participant will no longer participate in the Plan, but who remains in the employ of the Company, shall retain the balance in the Participant’s Accounts under the terms of the Plan, but the former Participant shall not make additional deferrals under Article 3 and no additional amounts shall be credited to such Participant’s Accounts under Article 4 during the periods in which the former Participant is not eligible to participate in the Plan; provided, however, interest shall continue to be credited to a former Participant’s account pursuant to Section 4.6.

ARTICLE 3

CONTRIBUTIONS

3.1 Compensation Deferrals. For each Plan Year, a Participant may elect to defer a minimum of ten percent (10%) but not more than fifty percent (50%) of the Participant’s base Compensation for the Plan Year and may defer a minimum of ten percent (10%) and a maximum of ninety-five percent (95%) of any performance incentive bonus to be paid to the Participant for the Plan Year. At the time of the Participant’s election to defer Compensation, the Participant shall elect the time of distribution and payment method of the deferred amounts pursuant to Article 6 below, provided, however, that the deferral period for any deferred amounts under this Plan shall be no less than twelve (12) months.

3.2 Restoration Deferrals. For each Plan Year, a Participant may elect to defer a minimum of one percent (1%) but not more than five percent (5%) of the Participant’s base Compensation for the Plan Year and may defer a minimum of one percent (1%) and a maximum of five percent (5%) of any performance incentive bonus to be paid to the Participant for the Plan Year; provided, however, that such Participant’s Aggregate Deferrals shall not be in excess of five percent (5%) of the Participant’s total Compensation for the Plan Year.

3.3 Restoration Matching Contributions. For each Plan Year, the Company shall credit the Restoration Company Match Account of each Participant who elects to defer a portion of Compensation under Section 3.2 of the Plan with an amount equal to the following: (a) one hundred percent (100%) of the Participant’s Aggregate Deferrals up to three percent (3%) of the Participant’s Compensation and fifty percent (50%) of the Participant’s Aggregate Deferrals up to the next two percent (2%) of the Participant’s Compensation less (b) the maximum amount of employer matching contributions that could be contributed on behalf of the Participant to the Aleris 401(k) Plan, regardless of the timing or amount of actual deferrals under the Aleris 401(k) Plan. Thus, the maximum Company Match Accrual that may be credited to the Company Match Account of each Participant shall be four percent (4%) of the Participant’s Compensation less the amount of employer matching contributions contributed that could be contributed on behalf of the Participant to the Aleris 401(k) Plan.

3.4 Restoration Retirement Accrual Contributions. For each Plan Year, the Company shall credit the Restoration Retirement Accrual Account of each Participant, provided that the Participant is an active Participant on the last day of the Plan Year, with an amount equal to the following percentage of the Participant’s Compensation based on the Participant’s age on the last day of the Plan Year:

Participant’s Age	Retirement Contribution
Less than 35	1%
35-49	2%
50 and older	3%

less the actual amount of employer retirement contributions that could be contributed on behalf of the Participant to the Aleris 401(k) Plan.

3.5 Restoration Company Accrual Contributions. For each Plan Year before January 1, 2007, the Company may in its sole discretion, credit the Restoration Company Accrual Account of each Participant in the Plan, provided that the Participant is an active Participant on the last day of the Plan Year, with an amount equal to the following: (a) the percentage of a Participant’s Compensation contributed as an employer profit sharing contribution, if any, under the Aleris 401(k) Plan for such Plan Year, less; (b) as applicable, (i) the actual employer profit sharing contribution, if any, contributed on behalf of the Participant under the Aleris 401(k) Plan or (ii) the hypothetical benefit credit (but not the interest credit) to the account of the Participant under the Commonwealth Industries, Inc. Cash Balance Plan.

For Plan Years on and after January 1, 2007, each Plan Year the Company may, in its sole discretion, credit the Restoration Company Accrual Account of each Participant in the Plan with an amount equal to the following:

(a)	The percentage of the Participant’s Compensation contributed as an Employer contribution to the Aleris 401(k) Plan for such Plan Year (2007 and 2008 only) as a Make-Up Employer Contribution, based on the Participant’s age, plus the percentage of the Participant’s Compensation contributed as an Employer contribution to the Aleris 401(k) Plan for such Plan Year as a discretionary contribution, if any, less

(b)	As applicable, the actual Employer contributions, if any, contributed on behalf of the Participant under the Aleris 401(k) Plan in the form of Make-Up Employer Contribution, and/or discretionary contribution.

3.6 Deferral Elections. A Participant may elect, within 30 days of notification that the Participant is eligible to participate in the Plan, to have amounts deferred under the Plan. Prior to the election period, the Committee shall notify all eligible Participants of their right to make a deferral election. Once an election has been made as to the percentage to be deferred, it becomes irrevocable for the Plan Year. The election to defer a percentage of Compensation shall be effective only upon the timely receipt by the Committee of the Participant’s deferral election on such form as will be determined by the Committee from time to time. If a timely election form is not received from a newly-eligible Participant, the Participant shall be deemed to have elected not to defer any part of the Participant’s Compensation for that Plan Year. Except with respect to the election by a newly eligible Participant as described above, if the Committee fails to receive a properly filed election form on or prior to the beginning of the Plan Year or Years to which the election applies, revoking or modifying a prior election, the Participant shall be deemed to have elected not to defer any part of the Participant’s Compensation for that Plan Year, unless Section 3.7 below applies.

A Participant’s deferral election under the Plan shall be effective as of the first day of the Plan Year or as soon as administratively feasible following the Participant’s entry into the Plan.

3.7 Deferral Elections on Performance Incentive-Compensation. Any Deferral Contributions concerning performance-incentive Compensation, that is compensation based on a performance period of at least twelve (12) months, must be made before the amount of such performance-based Compensation is ascertainable and in no event any later than a date six (6) months before the end of such performance period.

ARTICLE 4

ACCOUNT

4.1 Establishing a Participant’s Account. The Committee shall establish an Account for each Participant in a special Deferred Compensation Ledger which shall be maintained by the Company. The Account shall reflect the amount of the Company’s obligation to the Participant at any given time.

4.2 Deferral Account. The amount deferred by a Participant pursuant to Section 3.1 above, if any, shall be credited to each Participant’s Deferral Account as soon as administratively feasible following the date on which the Participant would have received the amount deferred but for the Participant’s election to defer.

4.3 Restoration Deferral Account. The amount deferred by a Participant pursuant to Section 3.2 above, if any, shall be credited to each Participant’s Restoration Deferral Account as soon as administratively feasible following the date on which the Participant would have received the amount deferred but for the Participant’s election to defer.

4.4 Restoration Company Match Account. The Restoration Company Match made on behalf of a Participant pursuant to Section 3.3 above, if any, shall be credited to each Participant’s Restoration Company Match Account coincident with the crediting of the Participant’s Restoration Deferral Contribution to the Participant’s Restoration Deferral Account.

4.5 Restoration Company Accrual Account. The Restoration Company Accrual Contribution, if any, shall be credited to each Participant’s Restoration Company Accrual Account as of the last day of the Plan Year for the accrual attributable to Compensation paid during the Plan Year.

4.6 Adjustment of Participant’s Account. As part of a Participant’s total benefit under the Plan, each Participant’s Account shall be increased (or decreased) in an amount equal to the amount of earnings (or losses) deemed to be earned on the Participant’s bookkeeping Account established to enable the Company to determine its obligations under the Plan. Each Valuation Date the Committee or its delegate will determine the amount of earnings (or losses) to be allocated to a Participant’s Account based on the Participant’s deemed investments and will credit (debit) that amount to the Participant’s Account. For the purpose of determining the increase (or decrease) in a Participant’s Account, the Committee shall assume that the Participant’s Account is invested in units or shares of the Investment Funds in the proportions selected by the Participant in accordance with procedures established by the Committee. Any increase (or decrease) in the Participant’s account due to the adjustment under this Section shall be a part of the Company’s obligation to the Participant and payment of it shall be a general obligation of the Company. A Participant’s Account shall continue to be adjusted each Valuation Date until the Participant’s entire benefit due under the Plan has been paid in full. The determination of adjustment under this Section based on the deemed earnings (or losses) of the Participant’s Account shall in no way affect the ability of the general creditors of the Company to reach the assets of the Company in the event of the insolvency or bankruptcy of the Company or place any Participant in a secured position ahead of the general creditors of the Company.

Although a Participant’s deemed investment selections made in accordance with the terms of the Plan and such procedures as may be established by the Committee shall be relevant for purposes of determining the Company’s obligation to the Participant under the Plan, there is no requirement that any assets of the Company shall be invested in accordance with the Participant’s investment selections.

4.7 Investment Funds. The Committee has the right to change the Investment Funds at its sole discretion, provided Participants shall be given at least thirty (30) days notice of the change of Investment Funds

4.8 Investment Fund Elections. At the time the Participant files an initial election, the Participant shall file an Investment Fund election. The initial Investment Fund election shall designate, in whole percentages, how the amounts in the Participant’s Account(s) will be allocated among each Investment Fund. Thereafter, on a daily basis, the Participant shall have the opportunity to reallocate amounts in the Participant’s Accounts, and to file a subsequent Investment Fund election.

4.9 No Warranties. Neither the Board of Directors, the Committee nor the Company warrants or represents in any way that the value of each Participant’s Account(s) will increase and not decrease. Such Participant assumes all risk in connection with any change in such value.

ARTICLE 5

VESTING

5.1 Deferrals. A Participant shall have a 100 percent (100%) nonforfeitable interest in the Participant’s Deferrals under the Plan at all times. A Participant will also have a 100 percent (100%) nonforfeitable interest in any increase in the Deferral as a result of the crediting of growth or loss in accordance with Section 4.6 after the Participant’s Deferral has been initially credited.

5.2 Death, Disability or Change in Control. The amount payable upon the Participant’s separation from service due to death or Disability or upon a Change in Control will be one hundred percent (100%) of the amount credited to the Participant’s Accounts, regardless of the Participant’s vested percentage.

5.3 Severance Benefit. A Participant entitled to a distribution under the Plan for other than the Participant’s severance from employment due to death or Disability shall be entitled to a distribution equal to or up to the “vested interest” of such Participant in the Participant’s Accounts. For purposes of this Section, a Participant’s “vested interest” shall be an amount equal to the sum of (a) the balance credited to all of the Participant’s Accounts for the Participant’s Deferrals, plus (b) the total amount credited to the Participant’s Restoration Company Match Account and the Participant’s Restoration Company Accrual Account, adjusted for prior withdrawals, if any, and multiplied by the Participant’s vested percentage as shown in the vesting schedule set forth below:

Years of Participation Service	Vesting Percentage
Less than 1 year	0%
1 year	33%
2 year	67%
3 or more	100%

5.4 Forfeitures. If as a result of a Participant’s severance from employment other than due to death, Disability or Change of Control, a former Participant receives a distribution of his entire vested interest in his Accounts, the nonvested amount in his Accounts shall be immediately forfeited. A former Participant who received no distribution because he had no vested interest shall be treated as if he received a distribution of his entire vested interest in the Plan. Any forfeitures under the Plan shall be used to reduce the Employer’s future contribution obligation under the Plan. Any forfeitures under the Plan may be used to pay Plan administrative expenses in the discretion of the Committee.

ARTICLE 6

DISTRIBUTIONS

6.1 Distributions. Subject to time of payment provisions contained in Section 6.8, benefits shall be distributed to a Participant following the occurrence of the earliest of any of the following events:

(a)	a Participant’s separation from service with the Company for death, Disability or any other reason;

(b)	the occurrence of a specified date as elected by the Participant;

(c)	upon a fixed schedule as elected by the Participant;

(d)	a Participant’s request upon the occurrence of an Unforeseeable Emergency; or

(e)	to the extent provided by section 409A of the Code and the regulations thereunder, the occurrence of a Change in Control.

6.2 Death. Upon the death of a Participant, the Participant’s Beneficiary or Beneficiaries shall receive the value of the amounts credited to the Participant’s Accounts in the Deferred Compensation Ledger determined under Section 6.10, the distribution shall be made in one lump sum payment in cash.

Each Participant, upon notification of the Participant’s participation in the Plan, shall file with the Committee a designation of a Beneficiary or Beneficiaries to whom distributions otherwise due the Participant shall be made in the event of the Participant’s death prior to the distribution of the amount credited to the Participant’s Accounts in the Deferred Compensation Ledger. The designation will be effective upon receipt by the Committee of a properly executed form which the Committee has approved for that purpose. The Participant may from time to time revoke or change any designation of Beneficiary by filing another approved Beneficiary designation form with the Committee. If there is no valid designation of Beneficiary on file with the Committee at the time of the Participant’s death, or if all of the Beneficiaries designated in the last Beneficiary designation have predeceased the Participant or otherwise ceased to exist, the Beneficiary will be the Participant’s spouse, if the spouse survives the Participant, or otherwise the Participant’s estate. Any Beneficiary designation which designates any person or entity other than the Participant’s spouse must be consented to in writing by the spouse in a form acceptable to the Committee in order to be effective.

6.3 Disability. Upon the Disability of a Participant, the Participant shall receive the value of the amounts credited to the Participant’s Accounts in the Deferred Compensation Ledger determined under Section 6.10, and the distribution shall be made in one lump sum payment in cash.

6.4 Separation from Service Prior to Death or Disability. Upon a Participant’s separation from service with the Company prior to the Participant’s death or Disability, the Participant shall receive the portion of the amount credited to the Participant’s Accounts in the Deferred Compensation Ledger, determined under Section 6.10 and the distribution shall be made in one lump sum payment or over a five or 10-year period, according to the Participant’s applicable distribution election form.

6.5 Specified Date or Fixed Schedule. In the event of the occurrence of the specified date or upon the fixed schedule as elected by the Participant, the Company shall pay to the Participant the portion of the amount credited to the Participant’s Accounts in the Deferred Compensation Ledger, determined under Section 6.10 and the distribution shall be made in one lump sum payment or over a five- or 10-year period, according to the Participant’s applicable distribution election form. In the event a Participant is to receive a distribution under this Section 6.5 and some portion of the Participant’s Accounts subject to distribution is not fully vested and Participant is still actively employed by the Company or Affiliate, then the unvested portion of Participant’s Accounts shall be withheld from the distribution until the earlier of either the date the Participant’s Participation Service vests such portion of Participant’s Accounts or the unvested portion Participant’s Accounts is forfeited pursuant to Section 5.4 above.

6.6 Unforeseeable Emergency. In the event the Participant suffers an Unforeseeable Emergency, the Company shall distribute to the Participant any vested portion of the Participant’s Account up to, but not in excess of, the limitations set forth below, and the Participant’s Account shall be reduced by the amount so distributed.

Payment under this Section shall not be made to the extent that such emergency is or may be relieved:

(a)	through reimbursement or compensation by insurance; or

(b)	by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause a severe financial hardship; or

(c)	by cessation of deferrals under the Aleris International, Inc. 401(k) Plan.

A distribution on account of an Unforeseeable Emergency is permitted only if, as determined under regulations promulgated under section 409A of the Code, the amounts distributed with respect to an emergency do not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

The Committee shall make the decision of whether or not, and to what extent, a benefit is payable to the Participant due to an Unforeseeable Emergency based on the facts and circumstances of the case. The Company’s decision as to whether or not a benefit is payable under this Section, and to what extent it is payable, shall be final, conclusive and binding on all persons.

Vested benefits distributable on account of an Unforeseeable Emergency shall first be withdrawn from the Participant’s Deferrals Accounts, then the Participant’s Restoration Company Match Account and then finally the Participant’s Restoration Company Accrual Account.

6.7 Change in Control. In the event of the occurrence of a Change in Control, the Company shall pay to the Participant the portion of the amount credited to the Participant’s Accounts in the Deferred Compensation Ledger, determined under Section 6.10, and the distribution shall be made in one lump sum payment in cash. The distribution shall be made within 30 days following the consummation of the Change in Control.

6.8 Form and Time of Payment. The form and time of payment shall depend upon the type of event causing the payment of the Participant’s benefit.

(a)	Form of Payment.

(i)	If the event causing a payment of the Participant’s benefit is a death, Disability, Unforeseeable Emergency or Change in Control, the Participant’s benefit shall be paid as a single lump sum.

(ii)	If the event causing the payment of the Participant’s benefit is the Participant’s separation from service with the Company for a reason other than death, Disability, or the occurrence of a specified date as elected by the Participant, or upon a fixed schedule as elected by the Participant, then the Participant’s benefit shall be paid as designated in a single lump sum payment or in substantially equal annual installments over a five (5) year period or a ten (10) year period as properly elected by the Participant.

(iii)	If a Participant fails to designate a form of distribution, the Participant’s benefit under the Plan shall be made in a single lump sum payment. In addition, notwithstanding any provision in this Section to the contrary, if the Participant’s benefit to be distributed is equal to or less than the Code Section 402(g) limitation then in effect (for 2008 $15,500.00), the benefit shall be made in a single lump sum payment.

(iv)	Distributions from the Plan shall be made in cash.

(b)	Time of Payment.

(i)	Upon the event causing a payment of the Participant’s benefit, the lump sum payment shall be made within 30 days of the event causing the payment or, if later, as soon as administratively feasible. If the Participant elects to receive the Participant’s benefit in the form of installment payments, the first installment shall be made 30 days of the event causing the payment or, if later, as soon as administratively feasible.

(ii)	Notwithstanding any provision in the Plan to the contrary, all distributions to a Key Employee due to separation from service for any reason other than death or Disability shall not be made for at least six months following the Key Employee’s separation from service. If the Participant elects to receive the Participant’s benefit in the form of installment payments, the first installment shall be made within 30 days of the six-month anniversary of the event triggering the payment.

(c)	Election to Change Form and Time of Payment. A Participant or former Participant may make a change in his election of form(s) and time(s) of payment. Any election change must be made no later than 12 months before the date on which such amounts were scheduled to be paid or commence to be paid under the Participant’s or former Participant’s original election, and such election change will not be effective until 12 months after the date of the election change. In addition, any such election change may not provide for a payment or commencement of payment that is earlier than five (5) years after the date on which such payment would otherwise have been made.

6.9 Responsibility for Distributions and Withholding of Taxes. The Committee shall furnish information to the Company concerning the amount and form of distribution to any Participant entitled to a distribution so that the Company may make (or cause the Trust to make) the distribution required. It will also calculate the deductions from the amount of the benefit paid under the Plan for any taxes required to be withheld by federal, state or local government and will cause them to be withheld from such benefit and paid to the appropriate authority. No amounts shall be distributed from the Plan until the Company has withheld, or received payment of, an amount sufficient to cover all sums due, including federal, state or local income, employment or excise taxes, with respect to that distribution.

6.10 Distribution Determination Date. For purposes of all distributions described in this Article, the determination date for valuing the amounts credited to a Participant’s Accounts shall be the Valuation Date immediately preceding the first day of the distribution date described in Section 6.8, as applicable.

ARTICLE 7

ADMINISTRATION

7.1 Committee Appointment. The Committee which shall consist of not less than three members shall be appointed by the Board of Directors. Each Committee member shall serve until the member’s resignation or removal. The Board of Directors shall have the sole discretion to remove any one or more Committee members and appoint one or more replacement or additional Committee members from time to time.

7.2 Committee Organization and Voting. The Committee shall select from among its members a chairman who shall preside at all of its meetings and shall elect a secretary without regard to whether that person is a member of the Committee. The secretary shall keep all records, documents and data pertaining to the Committee’s supervision and administration of the Plan. A majority of the members of the Committee shall constitute a quorum for the transaction of business and the vote of a majority of the members present at any meeting shall decide any question brought before the meeting. In addition, the Committee may decide any question by a vote, taken without a meeting, of a majority of its members. A member of the Committee who is also a Participant shall not vote or act on any matter relating solely to such member.

7.3 Powers of the Committee. The Committee shall have the exclusive responsibility for the general administration of the Plan according to the terms and provisions of the Plan and shall have all powers necessary to accomplish those purposes, including but not by way of limitation the right, power and authority:

(a)	to make rules and regulations for the administration of the Plan;

(b)	to construe all terms, provisions, conditions and limitations of the Plan;

(c)	to correct any defect, supply any omission or reconcile any inconsistency or ambiguity that may appear in the Plan in the manner and to the extent it deems expedient to carry the Plan into effect;

(d)	to designate the persons eligible to become Participants;

(e)	to determine all controversies relating to the administration of the Plan, including but not limited to:

(i)	differences of opinion arising between the Company and a Participant; and

(ii)	any question it deems advisable to determine in order to promote the uniform administration of the Plan for the benefit of all parties at interest; and

(f)	to delegate by written notice those clerical and recordation duties of the Committee, as it deems necessary or advisable for the proper and efficient administration of the Plan.

7.4 Committee Discretion. The Committee has full and absolute discretion in the exercise of each and every aspect of the rights, power, authority and duties retained or granted it under the Plan, including without limitation, the authority to determine all facts, to interpret this Plan, to apply the terms of this Plan to the facts determined, to make decisions based upon those facts and to make any and all other decisions required of it by this Plan, such as the right to benefits, the correct amount and form of benefits, the determination of any appeal, the review and correction of the actions of any prior administrative committee, and the other rights, powers, authority and duties specified in this Article and elsewhere in this Plan. Notwithstanding any provision of law, or any explicit or implicit provision of this document, any action taken, or finding, interpretation, ruling or decision made by the Committee in the exercise of any of its rights, powers, authority or duties under this Plan shall be final and conclusive as to all parties, including without limitation all Participants, former Participants and Beneficiaries, regardless of whether the Committee or one or more of its members may have an actual or potential conflict of interest with respect to the subject matter of the action, finding, interpretation, ruling or decision. No final action, finding, interpretation, ruling or decision of the Committee shall be subject to de novo review in any judicial proceeding. No final action, finding, interpretation, ruling or decision of the Committee may be set aside unless it is held to have been arbitrary and capricious by a final judgment of a court having jurisdiction with respect to the issue.

7.5 Annual Statements. The Committee shall cause each Participant to receive an annual statement as soon as administratively feasible after the conclusion of each Plan Year containing a statement of the Participant’s Account(s) in the Deferred Compensation Ledger through the end of that Plan Year.

7.6 Reimbursement of Expenses. The Committee shall serve without compensation for its services but shall be reimbursed by the Company for all expenses properly and actually incurred in the performance of its duties under the Plan.

ARTICLE 8

AMENDMENT AND/OR TERMINATION

8.1 Amendment or Termination of the Plan. The Board of Directors or Compensation Committee of the Board of Directors may amend the Plan at any time by an instrument in writing without the consent of any Participant. The Board of Directors may terminate the Plan at any time within the 12-month period following the consummation of a Change in Control or as otherwise permitted under section 409A of the Code by an instrument in writing without the consent of any Participant.

8.2 No Retroactive Effect on Benefits. No amendment shall affect the rights of any Participant to the amounts and/or units then standing to the Participant’s credit in the Participant’s Accounts in the Deferred Compensation Ledger. However, the Board of Directors shall retain the right to change at any time and in any manner the method of calculating all amounts deferred by a Participant and the gauge to be used to determine future increases or decreases in amounts deferred after the date of the amendment. Effective October 1, 2008 and notwithstanding the restrictions to changing benefit distribution elections mentioned in Section 6.8(c) above, on or before December 31, 2008, a Participant may make a change to benefit distribution elections previously made Plan Contributions in order to comply with Internal Revenue Code §409A requirements to provide an objectively determinable form of payment payable upon either: (1) termination from employment; or (2) a specified date or fixed schedule of payments.

8.3 Effect of Termination. If the Plan is terminated, distributions would then commence as permitted under section 409A of the Code.

ARTICLE 9

PAYMENT

9.1 Payments Under This Agreement Are the Obligation of the Company. The Company shall be liable for all benefits due the Participants under the Plan.

9.2 Payments May Be Made to a Non-Qualified Trust. Under all circumstances, the rights of the Participants to the assets held in any non-qualified trust created with respect to the Plan shall be no greater than the rights expressed in this agreement. Nothing contained in the trust agreement which creates any such non-qualified trust shall constitute a guarantee by any Company that the amounts transferred by it to the trust shall be sufficient to pay any benefits under the Plan or would place the Participant in a secured position ahead of judgment and/or general creditors should the Company become insolvent or bankrupt. Any trust agreement established with respect to a Plan must specifically set out these principles so it is clear in the trust agreement that the Participants are only unsecured general creditors of the Company with respect to their benefits under the Plan.

9.3 Participants Must Rely Only on General Credit of the Company. The Plan is only a general corporate commitment and each Participant must rely upon the general credit of the Company for the fulfillment of its obligations under the Plan. Under all circumstances the rights of Participants to any asset held by the Company shall be no greater than the rights expressed in this agreement. Nothing contained in this agreement shall constitute a guarantee by the Company that the assets of the Company will be sufficient to pay any benefits under the Plan or would place the Participant in a secured position ahead of general creditors and judgment creditors of the Company. Though the Company may establish or become a signatory to a non-qualified trust to accumulate assets to help fulfill its obligations, the Plan and any trust created, shall not create any lien, claim, encumbrance, right, title or other interest of any kind in any Participant in any asset held by the Company, contributed to any trust created, or otherwise be designated to be used for payment of any of its obligations created in this agreement. No specific assets of the Company have been or will be set aside, or will be transferred to a trust or will be pledged for the performance of the Company’s obligations under the Plan which would remove those assets from being subject to the general creditors and judgment creditors of the Company.

9.4 Plan Unfunded. It is intended that the Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

ARTICLE 10

CLAIMS REVIEW

10.1 Claims for Benefits. In any case in which a claim for Plan benefits of a Participant or Beneficiary is denied or modified, the Committee shall furnish written notice to the Participant or former Participant within 90 days (or within 180 days if additional information requested by the Committee necessitates an extension of the 90-day period), which notice shall:

(a)	state the specific reason or reasons for the denial or modification;

(b)	provide specific reference to pertinent Plan provisions on which the denial or modification is based;

(c)	provide a description of any additional material or information necessary for the Participant, the Participant’s Beneficiary, or representative to perfect the claim and an explanation of why such material or information is necessary; and

(d)	explain the Plan’s claim review procedure as contained herein.

In the event a claim for Plan benefits is denied or modified, if the Participant, the Participant’s Beneficiary, or a representative of such Participant or Beneficiary desires to have such denial or modification reviewed, the Participant must, within 60 days following receipt of the notice of such denial or modification, submit a written request for review by the Committee of its initial decision. In connection with such request, the Participant, the Participant’s Beneficiary, or the representative of such Participant or Beneficiary may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within 60 days following such request for review the Committee shall, after providing a full and fair review, render its final decision in writing to the Participant, the Participant’s Beneficiary or the representative of such Participant or Beneficiary stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based. If special circumstances require an extension of such 60-day period, the Committee’s decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Participant, Beneficiary, or the representative of such Participant or Beneficiary prior to the commencement of the extension period.

This Section does not apply in connection with determinations as to whether a Participant or former Participant has incurred a Disability. Rather, such determinations shall be subject to the procedures specified in Section 10.2.

10.2 Disability Benefit Claims Procedure.

(a)

Disability Benefit Initial Determination Procedure. In the case of a claim for Disability benefits, the Participant or former Participant should submit a claim to the office designated by the Committee to receive claims. Under normal circumstances, the Committee shall notify the

Participant or former Participant of any Disability claim denial (wholly or partially) within 45 days after receipt of the claim.

The Committee retains the authority to unilaterally extend the initial 45-day Disability claim determination period by a period not to exceed an additional 30 days, if the Committee determines that such extension is necessary due to matters beyond the control of the Committee. If the initial Disability claim determination period is extended by the unilateral action of the Committee, the Committee shall, prior to the expiration of the initial 45 day Disability claim determination period, notify the Participant or former Participant in writing of the extension and of the circumstances requiring the extension of the Disability claim determination period.

If, prior to the end of the first 30-day extension, the Committee determines that, due to matters beyond the control of the Plan, a decision cannot be rendered within the extension period, the Disability claim determination period may be extended for an additional 30 days, provided the Committee, prior to the expiration of the first 30-day extension period, notifies the Participant or former Participant in writing of the circumstances requiring the extension and the date on which the Plan expects to render a decision. In the case of any notice extending the Disability claim determination period, the notice must be in writing and shall specifically explain the standards on which the entitlement to a benefit is based; the unresolved issues that prevent a determination on a claim; additional information that is needed to resolve those issues; and, if additional information is required from the Participant or former Participant, a statement as to the amount of time the Participant or former Participant has to supply that information.

Calculation of Time Periods. The period of time within which a Disability benefit determination is required to be made shall begin on that date the claim is filed in accordance with this Section, without regard to whether all the information necessary to make the Disability benefits determination accompanies the filing. In the event the Disability claim determination period is extended due to the Participant or former Participant’s failure to submit information necessary to such determination, the Disability claim determination period shall be tolled from the date on which the notification of the extension is sent to the Participant or former Participant until the date on which the Participant or former Participant responds to the request for additional information. The Participant or former Participant shall be afforded at least 45 days from receipt of the notice of extension to provide the specified information. If the Participant or former Participant fails to supply the specified information within the 45-day period, the claim determination process shall continue and the specified information shall be deemed not to exist.

(b)	Disability Claims Appeal Procedure. If a Participant or former Participant’s claim for a Disability benefit is denied (in whole or in part), the Participant is entitled to a full and fair review of that denial. A full and fair review of a Disability benefit claim denial shall provide the Participant or former Participant with 180 days from the receipt of any adverse claim determination to appeal the denial. If the Participant or former Participant does not file an appeal within 180 days of the adverse claim determination, such denial becomes final.

Under the full and fair review, the Participant or former Participant shall be afforded an opportunity to submit written comments, documents, records, and other information relating to the claim for benefits to the reviewing fiduciary. The Participant or former Participant shall be entitled to receive upon request and free of charge reasonable access to and copies of all information relevant to the claim. For purposes of a Disability benefit claim denial, the term “relevant” shall mean information that was relied on in making the benefit determination or that was submitted, considered or generated in the course of making the determination, without regard to whether it was relied on, and information that demonstrates compliance with the Plan’s administrative procedures and safeguards for assuring and verifying that Plan provisions are applied consistently in making benefit determinations. For this purpose, the term “relevant” shall also include a statement of policy or guidance with respect to the Plan concerning the Disability benefit for the diagnoses of the Participant or former Participant, without regard to whether such advice or statement was relied upon in making the claims determination. The review of a benefit claim denial shall not afford any deference to the initial adverse claim determination.

The review of the Disability claim denial shall be conducted by the appropriate named fiduciary who is neither the named fiduciary who made the initial adverse claim determination nor subordinate to such individual.

In reviewing a denial of a claim for a Disability benefit, in which the denial was based in whole or in part on medical judgment, the appropriate named fiduciary shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment. The health care professional consulted upon review of an adverse benefit claim denial shall be neither the health care professional that was consulted in connection with the adverse benefit determination that is the subject of the appeal nor a subordinate of any such individual. The reviewing fiduciary shall provide the identification of the medical or vocational experts whose advice was obtained on behalf of the Plan in connection with Participant or former Participant’s Disability benefit claim denial, without regard as to whether the advice was relied upon in making the benefit determination.

The appropriate reviewing fiduciary must take into account all comments, documents, records, and other information submitted by the Participant or former Participant relating to the claim, without regard as to whether the information was submitted or considered in the initial benefit determination. The Participant or former Participant may either represent himself or herself or appoint a representative, either of whom has the right to inspect all documents pertaining to the claim and its denial. The reviewing fiduciary can schedule any meeting with the Participant or former Participant or the Participant’s representative that it finds necessary or appropriate to complete its review.

If a timely request is made, the reviewing fiduciary shall notify the Participant or former Participant of the determination upon appeal within 45 days after receipt of the request for review (without regard to whether all the information necessary to make the benefit determination accompanies the filing). The reviewing fiduciary retains the authority to unilaterally extend the initial 45-day review period by a period not to exceed an additional 45 days, if the fiduciary determines that special circumstances exist requiring additional time for reviewing the claim. If the initial review period is extended by the unilateral action of the appropriate reviewing fiduciary, the fiduciary shall, prior to the expiration of the initial 45 day review period, notify the Participant or former Participant in writing of the extension. The written notice of extension shall identify the special circumstances necessitating the extension and provide the anticipated date by which the Plan expects to render the determination on review.

Calculation of Time Periods Upon Appeal. The period of time within which a determination on a Disability claim appeal is required to be made shall begin on that date the appeal is filed in accordance with this Section, without regard to whether all the information necessary to make the Disability benefits determination accompanies the filing. In the event the Disability claim review period is extended due to the Participant or former Participant’s failure to submit information necessary to such determination, the Disability claim review period shall be tolled from the date on which the notification of the extension is sent to the Participant or former Participant until the date on which the Participant or former Participant responds to the request for additional information. The Participant or former Participant shall be afforded at least 45 days from receipt of the notice of extension to provide the requested information. If the Participant or former Participant fails to supply the requested information within the 45-day period, the claims review process shall continue and the specified information shall be deemed not to exist.

The reviewing fiduciary shall provide the Participant or former Participant with a written notice of the Plan’s benefit determination upon review. The notice shall set forth the specific reasons for its action, the Plan provisions on which its decision is based, and a statement that the Participant or former Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant or former Participant’s claim for benefits, and a statement of the Participant or former Participant’s right to bring an action under ERISA.

If a decision is not given to the Participant or former Participant within the review period, the claim is treated as if it were denied on the last day of the review period.

The request for review must be filed within 90 days after the denial. If it is not, the denial becomes final. If a timely request is made, the reviewing fiduciary must make its decision, under normal circumstances, within 60 days of the receipt of the request for review. However, if the reviewing fiduciary notifies the Participant or former Participant prior to the expiration of the initial review period, it may extend the period of review up to 120 days following the initial receipt of the request for a review. The written notice must indicate the circumstances necessitating the extension and the anticipated date for the final decision. All decisions of the reviewing fiduciary must be in writing and must include the specific reasons for its action, the Plan provisions on which its decision is based, and a statement that the Participant or former Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant or former Participant’s claim for benefits, and a statement of the Participant or former Participant’s right to bring an action under ERISA. If a decision is not given to the Participant or former Participant within the review period, the claim is treated as if it were denied on the last day of the review period.

ARTICLE 11

MISCELLANEOUS

11.1 Limitation of Rights. Nothing in the Plan will be construed:

(a)	to give any employee of any Company any right to be designated a Participant in the Plan;

(b)	to give a Participant any right with respect to a Deferral contribution except in accordance with the terms of the Plan;

(c)	to limit in any way the right of the Company to terminate a Participant’s employment with the Company at any time;

(d)	to evidence any agreement or understanding, expressed or implied, that the Company will employ a Participant in any particular position or for any particular remuneration; or

(e)	to give a Participant or any other person claiming through the Participant any interest or right under the Plan other than that of any unsecured general creditor of the Company.

11.2 Distributions to Incompetents or Minors. Should a Participant become incompetent or should a Participant designate a Beneficiary who is a minor or incompetent, the Committee is authorized to pay the amounts due to the parent of the minor or to the guardian of the minor or incompetent or directly to the minor or to apply those amounts for the benefit of the minor or incompetent in any manner the Committee determines in its sole discretion.

11.3 No Right of Employment. Nothing contained herein nor any action taken under the provisions hereof shall be construed as a contract of employment for any term of years, nor as conferring upon a Participant any right to be retained in the employ of the Company in the Participant’s present capacity, or any capacity. Nothing contained herein shall be deemed to restrict the right of the Company to discharge any Participant at any time.

11.4 Indemnification. The Company shall indemnify each Board of Directors member against any and all claims, loss, damages, expense (including reasonable counsel fees), and liability arising from any action, failure to act, or other conduct in the member’s official capacity, except when due to a Board of Directors member’s own gross negligence or willful misconduct.

11.5 Nonalienation of Benefits. No right or benefit provided in the Plan shall be transferable by the Participant except, upon the Participant’s death, to a named Beneficiary as provided in the Plan. No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit under the Plan shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If any Participant or any Beneficiary becomes bankrupt or attempts to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit under the Plan, that right or benefit shall, in the discretion of the Committee, cease. In that event, the Committee may have the Company hold or apply the right or benefit or any part of it to the benefit of the Participant or Beneficiary, the Participant’s or her spouse, children or other dependents or any of them in any manner and in any proportion the Committee believes to be proper in its sole and absolute discretion, but is not required to do so.

The Committee will instruct the Trustee to pay benefits in accordance with the terms of any order that has been determined in the sole discretion of the Committee, in accordance with Plan procedures, to be a domestic relations order as defined in section 414(p)(1)(B) of the Code. A domestic relations order as defined by section 414(p)(1)(B) of the Code may require the payment of an immediate cash lump sum to an alternate payee of a Participant’s vested benefits even if the Participant is not then entitled to receive an immediate payment of Plan benefits.

11.6 Reliance Upon Information. The Committee shall not be liable for any decision or action taken in good faith in connection with the administration of the Plan. Without limiting the generality of the foregoing, any decision or action taken by the Committee when it relies upon information supplied it by any officer of the Company, the Company’s legal counsel, the Company’s independent accountants or other advisors in connection with the administration of the Plan shall be deemed to have been taken in good faith.

11.7 Severability. If any term, provision, covenant or condition of the Plan is held to be invalid, void or otherwise unenforceable, the rest of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

11.8 Notice. Any notice or filing required or permitted to be given to the Committee or a Participant shall be sufficient if in writing and hand delivered or sent by U.S. mail to the principal office of the Company or to the residential mailing address of the Participant. Notice shall be deemed to be given as of the date of hand delivery or if delivery is by mail, as of the date shown on the postmark.

11.9 Gender and Number. If the context requires it, words of one gender when used in the Plan will include the other genders, and words used in the singular or plural will include the other.

11.10 Governing Law. The Plan will be construed, administered and governed in all respects by the laws of the State of Ohio, except to the extent preempted by ERISA.

11.11 Effective Date. Unless an earlier date is provided herein, the restated Plan will be operative and effective on the first day of January 2009.

ARTICLE 12

ADOPTION OF PLAN BY OTHER EMPLOYERS

12.1 Adoption Procedure. With the written approval of the Company, any Affiliate may adopt the Plan by appropriate action of its board of directors or noncorporate counterpart, as evidenced by a written instrument executed by an authorized officer of such entity or an executed adoption agreement (approved by the board of directors or noncorporate counterpart of the Affiliate), agreeing to be bound by all the terms, conditions and limitations of the Plan except those, if any, specifically described in the adoption instrument, and providing all information required by the Sponsor. The Sponsor and the adopting Affiliate may agree to incorporate specific provisions relating to the operation of the Plan that apply to the adopting Affiliate only and shall become, only as to such adopting Affiliate and its employees, a part of the Plan.

12.2 Effect of Plan Amendment. The provisions of the Plan may be modified so as to increase the obligations of an adopting Affiliate only with the consent of such Affiliate, which consent shall be conclusively presumed to have been given by such Affiliate unless the Affiliate gives the Company written notice of its rejection of the amendment within 30 days after the adoption of the amendment.

12.3 Powers Reserved by Sponsor. The provisions of the Plan shall apply separately and equally to each adopting Affiliate and its employees in the same manner as is expressly provided for Aleris International, Inc. and its employees, except that the power to appoint or otherwise affect the Committee and the power to amend or terminate the Plan shall be exercised exclusively by Aleris International, Inc. In addition, the power to designate employees of Affiliates holding the title of Vice President or above, as eligible to participate in the Plan shall be exercised only by the Chief Executive Officer of Aleris International, Inc. The Sponsor shall act as the agent for each Affiliate that adopts the Plan for all purposes of administration thereof, and shall be the “plan administrator” of the Plan within the meaning of ERISA.

12.4 Termination of Participation.

(a)	Any adopting Affiliate may, by appropriate action of its board of directors or noncorporate counterpart, terminate its participation in the Plan. Moreover, the Sponsor may, in its discretion, terminate an Affiliate’s participation in the Plan at any time.

(b)	The Plan will terminate with respect to any Affiliate that has adopted the Plan pursuant to this Section if the Affiliate ceases to be an Affiliate or revokes its adoption of the Plan by resolution of its board of directors or noncorporate counterpart evidenced by a written instrument executed by an authorized officer of the Affiliate. If the Plan terminates with respect to any Affiliate, the employees of that Affiliate will no longer be eligible to be Participants in the Plan.

(c)	Distributions upon termination of the Affiliate’s participation in this Plan will be subject to the restrictions of Section 409A of the Code.

12.5 Single Plan. For purposes of the Code and ERISA, the Plan as adopted by the Affiliates shall constitute a single plan rather than a separate plan of each Affiliate.

12.6 No Joint Venture Implied. The document which evidences the adoption of the Plan by an Affiliate shall become a part of the Plan. However, neither the adoption of the Plan by an Affiliate nor any act performed by it in relation to the Plan shall ever create a joint venture or partnership relation between it and Aleris International, Inc. or any other Affiliate.

IN WITNESS WHEREOF, the Company has executed this document on this 30th day of December, 2008.

ALERIS INTERNATIONAL, INC.

By:	/s/ Christopher R. Clegg
Executive Vice President